Exhibit 99.1
FOR IMMEDIATE RELEASE
December 4, 2015

Owens & Minor Issues Financial Outlook for 2016 at
Annual Investor Meeting

Richmond, VA...BUSINESSWIRE…December 4, 2015 - Owens & Minor, Inc. (NYSE-OMI) provided the company's financial outlook for 2016 at its annual Investor Meeting, which was held in New York on Friday, December 4, 2015.

For 2016, the company is targeting adjusted earnings per diluted share in a range of $2.00 to $2.05, excluding acquisition-related and exit and realignment costs.

A webcast of the investor meeting, featuring members of the Owens & Minor management team, and the related presentation are available at www.owens-minor.com under the Investor Relations events section. A discussion of the 2016 financial guidance is included in the management presentation.
Safe Harbor Statement
Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.
Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:
Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor